Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AVALON PHARMACEUTICALS, INC.
     Avalon Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify as follows:
1.	The present name of the Corporation is Avalon Pharmaceuticals, Inc. The Corporation was originally incorporated under the name Therapeutic Genomics, Inc. and its original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on November 10, 1999.

2.	This Amended and Restated Certificate of Incorporation (the “Amended Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and by the stockholders of the Corporation in accordance with Sections 228, 242, and 245 of the Delaware General Corporation Law.

3.	This Amended Certificate restates and amends the certificate of incorporation of the Corporation, as heretofor amended, supplemented and/or restated (the “Existing Certificate”).

4.	This Amended Certificate shall become effective upon the time of filing of this Amended Certificate with the Delaware Secretary pursuant to Section 103 of the Delaware General Corporation Law (the “Effective Time”).

5.	The text of the Existing Certificate is amended and restated in its entirety as follows:
     FIRST: The name of this Corporation is Avalon Pharmaceuticals, Inc.
     SECOND: The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of this Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business and the purposes for which this Corporation is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to possess and control all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.
     FOURTH: The total number of shares of stock that this Corporation is authorized to issue is ninety-one million (91,000,000) shares, of which sixty million (60,000,000) shares shall be Common Stock, par value $0.01 per share, and thirty-one million (31,000,000) shares shall be Preferred Stock, par value $0.01 per share, of which six million (6,000,000) shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), twenty-three million (23,000,000) shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and two million (2,000,000) shares remain undesignated.

     A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:
     A. Preferred Stock
     The Preferred Stock may be issued in one or more series at such time or times and for such consideration as this Corporation’s Board of Directors may determine. Each series of Preferred Stock shall be designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.
     The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions shall be filed in accordance with the Delaware General Corporation Law. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of this Corporation in preference to, or in such relation so, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of this Certification of Incorporation or this Corporation’s by-laws, the payment of dividends or the making of other distributions on, or the purchase, redemption, or other acquisition by this Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation. The relative, participating, optional or other special rights and privileges of the Series A Preferred Stock and Series B Preferred Stock are set forth in Exhibit A attached hereto, which Exhibit forms an integral part of this Certificate of Incorporation.
     B. Common Stock
          1. Relative Rights of Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

          2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock will have one vote in respect of each share of stock held by him of record on the books of this Corporation for the election of directors and on all matters submitted on a vote of stockholders of this Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of this Corporation, with each such share being entitled to such number of votes per share as is provided in this Article FOURTH.
          3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of this Corporation which are by law available therefore, dividends payable either in cash, in property or in shares of capital stock.
          4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of this Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of this Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
     FIFTH: Following the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, whether by any provision of the Delaware General Corporation Law, the Corporation’s bylaws or this Certificate of Incorporation, such corporate action may be taken without a meeting, without notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock of the Corporation.
     SIXTH: The Board of Directors of this Corporation is authorized to make, alter or repeal by- laws of this Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.
     SEVENTH: No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination of liability provided by the preceding sentence, the liability of each director shall be eliminated to the fullest extent or limited to the fullest extent provided or permitted by the Delaware General Corporation Law. Any appeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director under this Article SEVENTH, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article SEVENTH, prior to such repeal or modification.

     EIGHTH: This Corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorney’s fees) incurred by reason of the fact that he or she is or was a director or officer of this Corporation, or while serving as a director or officer of this Corporation, he or she is or was serving at the request of this Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorney’s fees) incurred in defending an action, suit or proceeding may be paid by this Corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by Delaware General Corporation Law. This Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of this Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not this Corporation would have the power to indemnify against such liability under the provisions of this this Article EIGHTH. The indemnification provided by Article EIGHTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any by-law, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article EIGHTH shall not be deemed to preclude this Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.
     NINTH: Whenever a compromise or an arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case maybe, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     IN WITNESS WHEREOF, the undersigned, pursuant to the General Corporation Law of the State of Delaware, does sign this certificate, hereby declaring and certifying under penalty of perjury that the facts herein stated are true, this 21st day of September, 2005.

/s/ Thomas G. David, Secretary

Thomas G. David, Secretary

Exhibit A to Amended and Restated Certificate of Incorporation
DESCRIPTION OF SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK
Section 1. Liquidation Rights.
(a) Treatment at Liquidation, Dissolution or Winding Up.
     (i) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, before any payment is made to the holders of any other class or series of the corporation’s capital stock designated to be junior to the Series B Preferred Stock, including the corporation’s Common Stock and Series A Preferred Stock, each holder of one or more shares of Series B Preferred Stock shall be entitled to be paid from the assets of the corporation available for distribution among the Series B Preferred Stock holders an amount equal to $3.5276 per share of Series B Preferred Stock (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like occurring with respect to the Series B Preferred Stock after the Effective Time) plus any declared but unpaid dividends thereon.
     (ii) If the assets and funds of the corporation thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders in full of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets and funds of the corporation legally available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under Section 1(a)(i) hereof.
     (iii) Immediately after the holders of Series B Preferred Stock shall have been paid in full their respective liquidation payments as set forth in Section 1(a)(i) hereof, each holder of one or more shares of Series A Preferred Stock shall be entitled to be paid from the remaining assets of the corporation available for distribution among the Series A Preferred Stock holders an amount equal to $2.00 per share of Series A Preferred Stock (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like occurring with respect to the Series A Preferred Stock after the Effective Time) plus any declared but unpaid dividends thereon.
     (iv) If the assets and funds of the corporation thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders in full of all amounts distributable to them under Section 1(a)(iii) hereof, then the entire remaining assets and funds of the corporation legally available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under Section 1(a)(iii) hereof.
     (v) Immediately after the holders of Series A Preferred Stock shall have been paid in full their respective liquidation payments as set forth in section 1(a)(iii), all of the remaining assets of the corporation available for distribution shall be distributed ratably among the holders of shares of Series B Preferred Stock and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series B Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as hereinafter defined) for shares of Series B Preferred Stock.

(b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets.
     (i) (1) The acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation of the corporation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the corporation or results in the holders of the outstanding voting securities of the corporation immediately prior to such transaction holding less than a majority of the voting securities of the corporation or the surviving or acquiring entity immediately thereafter, or (2) a sale of all or substantially all of the assets of the corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the corporation for the purposes of this Section 1, unless in any such particular event the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock determine that any such particular event shall not, for purposes of this Section 1, be deemed a liquidation, dissolution or winding up.
(c) Distribution Other Than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property valued as follows:
     (i) Securities not subject to restrictions on free marketability covered by (ii) below:
               a. If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;
               b. If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
               c. If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the corporation.
     (ii) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 1(c)(i)(a), (b) or (c) hereof to reflect the approximate fair market value thereof, determined by the Board of Directors of this corporation.
(d) Notice of Transaction. The corporation shall give each holder of record of the Series A and Series B Preferred Stock written notice of the impending transaction contemplated by Section 1(b) hereof not later than twenty (20) days prior to the stockholder’s meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction whichever is earlier, and shall so notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 1, and this corporation shall thereafter give such holders prompt notice of any material changes, The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein.

(e) Effect of Noncompliance. In the event the requirements of Section 1(b), (c) and (d) hereof are not complied with, the corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been compiled with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A and Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 1(d) hereof.
Section 2. Conversion.
The holders of Series A and Series B Preferred stock shall have conversion rights as follows (the “Conversion Rights”):
(a) Right to Convert; Conversion Prices. Each share of Series A and Series B Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and at the option of the holder thereof at any time and from time to time after the Effective Time at the office of the corporation or any transfer agent for the Series A and Series B Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Conversion Base by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Conversion Rate”). The Conversion Base for the Series A Preferred Stock shall be $2.00 and the Series A Conversion Price shall initially be $16.00. The Conversion Base for the Series B Preferred Stock shall be $3.5276 and the Series B Conversion Price shall initially be $28.2208; provided, however, that solely for the purpose of determining the then effective Conversion Price of the Series B Preferred Stock for purposes of Section 2(c)(ii)(a) hereof, the Series B Conversion Price shall initially be $16.00. Notwithstanding the preceding proviso, after December 31, 2005, the Series B Conversion Price shall initially be $28.2208 for all purposes hereof, including Section 2(c)(ii)(a) hereof. Such initial Conversion Price of the Series A and the Series B Preferred Stock shall be subject to adjustment as hereinafter provided.
(b) Mechanics of Conversion.
     (i) Before any holder of Series A or Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the corporation, at the office of the corporation or of any transfer agent for the Series A and Series B Preferred Stock, and shall give written notice to the corporation at such office, that such holder elects to convert the same and shall state therein the number of shares of Series A or Series B Preferred Stock it wishes to convert and the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A or Series B Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates, in such denominations as such holder may request in writing, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with a check, or cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A or Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (ii) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A or Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for such shares of Series A or Series B Preferred Stock, as the case may be.
     (iii) Upon any conversion of the Series A or Series B Preferred Stock, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series A or Series B Preferred stock surrendered for conversion or on the Common Stock delivered upon conversion, except that at the election of the holder of shares of Series A or Series B Preferred Stock being converted, declared but unpaid dividends thereon, if any, may be converted into shares of Common Stock at the then applicable Conversion Price. Any such election to convert dividends shall be included in the written notice to the corporation set forth in Section 2(b)(i) hereof. In the absence of any such election, the corporation shall, immediately upon such conversion, pay to such converting holder of Series A or Series B Preferred Stock the declared but unpaid dividends on the Series A or Series B Preferred Stock surrendered for conversion.
     (iv) Notwithstanding Section 2(b)(i) above, if the conversion is in connection with either a liquidation, dissolution or winding up of the affairs of the corporation or deemed liquidation, dissolution or winding-up, as determined in accordance with Section 1(b)(i) above or an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering the Series A or Series B Preferred Stock for conversion, be conditioned upon the closing of such liquidation, dissolution or winding up of the affairs of the corporation or the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A or Series B Preferred Stock shall not be deemed to have converted such Series A or Series B Preferred Stock until immediately prior to such liquidation, dissolution or winding up of the affairs of the corporation or the closing of such sale of securities, as applicable.
(c) Automatic Conversion.
     (i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for the Series A Preferred Stock (subject to adjustment as provided in Section 2(d) hereof) upon:
               a. The closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (an “IPO”); provided, however, that after December 31, 2005, shares of Series A Preferred Stock shall not automatically convert pursuant to this Section 2(c)(i)(a) upon an IPO unless the sale of Common Stock to the public pursuant to such IPO is at a per share price of not less than $48.00 (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like with respect to the Common Stock after the Effective Time) with gross proceeds to the corporation of not less than $15,000,000, or
               b. The written election of the holders of not less than sixty percent (60%) of the then outstanding shares of Series A Preferred Stock to require such mandatory conversion.

     (ii) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for the Series B Preferred Stock (subject to adjustment as provided in Section 2(d) hereof) upon:
               a. The closing of an IPO; provided, however, that after December 31, 2005, shares of Series B Preferred Stock shall not automatically convert pursuant to this Section 2(c)(ii)(a) upon an IPO unless the sale of Common Stock to the public pursuant to such IPO is at a per share price of not less than $56.4416 (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like with respect to the Common Stock after the Effective Time) with gross proceeds to the corporation of not less than $40,000,000, or
               b. The written election of the holders of not less than sixty percent (60%) of the then outstanding shares of Series B Preferred Stock to require such mandatory conversion.
     (iii) Upon the occurrence of an event specified in Section 2(c)(i) or 2(c)(ii) hereof, all shares of Series A and/or Series B Preferred Stock, as applicable, shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the corporation or the transfer agent for the Series A and Series B Preferred Stock; provided, however, that the corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of Series A or Series B Preferred Stock being converted are either delivered to the corporation or the transfer agent of the Series A and Series B Preferred Stock, or the holder notifies the corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith and, if the corporation so elects, provides an appropriate indemnity bond. Upon the automatic conversion of Series A or Series B Preferred Stock, each holder of Series A or Series B Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of Series A or Series B Preferred Stock at the office of the corporation or of the transfer agent for the Series A and Series B Preferred Stock. Thereupon, there shall be issued and delivered to such holder, or to the nominee or nominees of such holder, promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A or Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Series A or Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for such shares of Series A or Series B Preferred Stock, as the case may be. In addition, the corporation shall, immediately upon such conversion, pay to the converting holders of the Series A or Series B Preferred Stock the declared but unpaid dividends, if any, on the Series A or Series B Preferred Stock being so converted.
(d) Adjustment of Conversion Price.
     (i) Subdivision or Combination of Shares. If the corporation at any time subdivides or combines the outstanding Common Stock after the Effective Time, the Conversion Price for shares of each of the Series A and Series B Preferred Stock shall be decreased, in the case of a subdivision, or increased, in the case of a combination, in the same proportions as the Common Stock is subdivided or combined, effective automatically as of the date the corporation shall take a record of the holders of its Common Stock for the purpose of the subdivision or combination (or if no such record is taken, as of the effectiveness of the subdivision or combination).
     (ii) Stock Dividends. If the corporation at any time after the Effective Time pays a dividend, or makes any other distribution, to holders of Common Stock payable in shares of Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, the Conversion Price for shares of each of the Series A and Series B Preferred Stock shall be decreased by multiplying such Conversion Price by a fraction:
               a. the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and
               b. the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus, if the corporation paid cash instead of fractional shares otherwise issuable in such dividend or distribution, the number of additional shares which would have been outstanding had the corporation issued fractional shares instead of cash), effective automatically as of the date the corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or distribution, or if no such record is taken, as of the effectiveness of such dividend or distribution).
     (iii) Reclassification, Consolidation or Merger. If at any time after the Effective Time, as a result of:
               a. a capital reorganization or reclassification (other than a subdivision, combination or dividend which gives rise to adjustment of the Series A or Series B Conversion Price, as applicable, pursuant to Sections 2(d)(i) or 2(d)(ii) hereof), or
               b. a merger or consolidation of the corporation with another corporation (whether or not this corporation is the surviving corporation), the Common Stock issuable upon the conversion of the Series A or Series B Preferred Stock, as applicable, shall be changed into or exchanged for the same or a different number of shares of any class or classes of stock of the corporation or any other corporation, or other securities convertible into such shares, then, as a part of such reorganization, reclassification, merger or consolidation, appropriate adjustments shall be made in the terms of the Series A or Series B Preferred Stock (or of any securities into which the Series A or Series B Preferred Stock is changed or for which the Series A or Series B Preferred Stock is exchanged), as applicable, so that:
               x. the holders of Series A or Series B Preferred Stock, as applicable, or of such substitute securities shall thereafter be entitled to receive, upon conversion of the Series A or Series B Preferred Stock, as applicable, or of such substitute securities, the kind and amount of shares of stock, other securities, money and property which such holders would have received at the time of such capital reorganization, reclassification, merger, or consolidation, if such holders had converted their Series A or

Series B Preferred Stock, as applicable, into Common Stock immediately prior to such capital reorganization, reclassification, merger, or consolidation, and
               y. the Series A or Series B Preferred Stock, as applicable, or such substitute securities shall thereafter be adjusted on terms as nearly equivalent as may be practicable to the adjustments theretofore provided in this Section 2(d) hereof.
The provisions of this Section 2(d)(iii) hereof shall similarly apply to successive capital reorganizations, reclassifications, mergers, and consolidations.
     (iv) Additional Shares of Common Stock.
               a. As used in this Amended and Restated Certificate of Incorporation, the term “Additional Shares of Common Stock” means all shares of Common Stock issued by the corporation, or deemed to be issued pursuant to Section 2(d)(v) hereof, after the Effective Time, whether or not subsequently reacquired or retired by the corporation, other than:
                    i. shares of Common Stock issued in transactions giving rise to adjustments under Sections 2(d)(i), (ii) or (iii) hereof,
                    ii. shares of Common Stock issued upon conversion, in accordance herewith, of shares of Series A or Series B Preferred Stock,
                    iii. shares of Common Stock issued upon the exercise of any options granted to employees, officers or directors of, or consultants to, the corporation as compensation for services rendered to the corporation pursuant to one or more option plans approved by the affirmative vote or written consent of a majority of the Board of Directors, insofar as the total number of shares of Common Stock which may be issued pursuant to all of such plans does not exceed fifteen percent (15%) of the then issued and outstanding shares of Common Stock in the aggregate (calculated on a fully diluted as-converted and exercised basis) (for the purpose of making such calculation on a fully-diluted as-converted and exercised basis, all unissued options under such plans shall be deemed to have been issued. In addition, all options authorized under such plans shall be included in calculating such percentage), unless such excess over fifteen percent (15%) is approved by all members of the Board of Directors and the holders of sixty percent (60%) of the shares of Series B Preferred Stock then outstanding,
                    iv. all shares of Common Stock issued upon the exercise of warrants issued and outstanding as of the Effective Time (including shares of Common Stock issued upon the conversion of shares of Series B Preferred Stock issued upon the exercise of such warrants), and
                    v. all shares of Common Stock issued, or deemed to be issued pursuant to Section 2(d)(v) hereof, upon the conversion of that certain Unsecured Convertible Promissory Note, as amended, maturing January 1, 2006.
               b. If at any time after the Effective Time the corporation issues (or is deemed by the express provisions of Section 2(d)(v) hereof to have issued or sold) Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price for the shares of Series A Preferred Stock in effect at such issuance, then such Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) equal to the price determined by multiplying such Conversion Price by a fraction:
          i. the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the corporation for the total number of such Additional Shares of Common Stock so issued would purchase at such Conversion Price, and
          ii. the denominator of which shall be the number of shares of Common Stock Outstanding immediately after the issuance of such Additional Shares of Common Stock;
provided, however, that in no event shall such Conversion Price be reduced below $.01.
          c. If at any time after the Effective Time the corporation issues (or is deemed by the express provisions of Section 2(d)(v) hereof to have issued or sold) Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price for the shares of Series B Preferred Stock in effect at such issuance, then such Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) equal to the price determined by multiplying such Conversion Price by a fraction:
          i. the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the corporation for the total number of such Additional Shares of Common Stock is issued would purchase at such Conversion Price, and
          ii. the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock;
provided, however, that in no event shall such Conversion Price be reduced below $.01.
     d. The term “Common Stock Outstanding” shall include all shares of Common Stock issued and outstanding and issuable upon the exercise or conversion of all outstanding Convertible Securities.
(v) Convertible Securities.
          a. As used in this Amended and Restated Certificate, the term “Convertible Securities” means all rights or options for the purchase of, or stock or other securities convertible into or exchangeable for, Common Stock or other securities convertible into or exchangeable for Common Stock.
          b. For the purpose of the adjustment required under Section 2(d)(iv) hereof, if, at any time of from time to time after the Effective Time, the corporation issues or sells Convertible Securities (other than options or rights exercisable for or convertible into shares of Common Stock referred to in

Sections 2(d)(iv)(a)(ii) through (v) hereof), then in each case the corporation shall be deemed to have issued at the time of the issuance of such Convertible Securities the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent upward adjustment of such number) issuable upon exercise or conversion of such Convertible Securities and to have received as consideration therefor an amount equal to the total amount of the consideration, if any, received by the corporation for the issuance of such Convertible Securities plus (1) the minimum amounts of consideration, if any (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent downward adjustment of such consideration), payable to the corporation upon the exercise or conversion of such Convertible Securities and (2) the minimum amounts of consideration, if any, payable to the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities which were deemed to have been received by the corporation on issuance of such Convertible Securities) upon the exercise of any Convertible Securities issuable upon the exercise or conversion of such Convertible Securities. No further adjustment of the Series A or Series B Conversion Price, as applicable, as adjusted upon the issuance of such Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise or the conversion of any such Convertible Securities; provided, however, that if the Convertible Securities or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, or are exercised for a lesser number of Additional Shares of Common Stock or with a greater consideration paid to the corporation than was previously deemed to be issued or received by the corporation in accordance with this Section 2(d)(v), then the Conversion Price of the Series A Preferred Stock and Series B Preferred Stock, as applicable, as adjusted upon the issuance of such Convertible Securities, shall be readjusted to the Conversion Price of the Series A Preferred Stock and Series B Preferred Stock, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise or conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise, plus the consideration, if any, actually received by the corporation for the granting of all such Convertible Securities constituting warrants or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities which were deemed to have been received by the corporation on issuance of such Convertible Securities) on the conversion of such Convertible Securities.
     (vi) Valuation of Consideration. For purposes of the operation of Sections 2(d)(iv) and 2(d)(v) hereof, the consideration received by the corporation for any issue or sale of securities shall:
          a. to the extent it consists of cash, be computed as the aggregate amount of cash received by the corporation;
          b. to the extent it consists of property other than cash, be computed, at the fair value of that property as determined in good faith by the Board of Directors of the corporation; and
          c. if Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the corporation to be allocable to such Additional Shares of Common Stock or Convertible Securities.
     (vii) Other Distributions. In the event the corporation after the Effective Time shall declare a distribution (other than in connection with the liquidation, dissolution or winding-up of the affairs of the corporation or a deemed liquidation, dissolution or winding-up of the affairs of the corporation) payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends), options or rights not referred to in Section 2(d)(i) through (v), then, in each such case for the purpose of this Section 2(d)(vii), the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution. Notwithstanding the foregoing, no distribution shall be made on any shares of Series A Preferred Stock unless prior thereto all distributions have been made on all shares of Series B Preferred Stock.
(e) No Impairment. The corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A and Series B Preferred Stock against impairment.
(f) Reservation of Shares. The corporation will take such corporate action as may be necessary from time to time so that at all times it will have authorized, and reserved out of its authorized but unissued Common Stock for the sole purpose of issuance upon conversion of shares of Series A and Series B Preferred Stock, a sufficient number of shares of Common Stock to permit the conversion in full of all outstanding shares of Series A and Series B Preferred Stock.
(g) Full Consideration. All shares of Common Stock, which shall be issued upon the conversion of any Series A or Series B Preferred Stock will, upon issuance, be fully paid and non-assessable. The corporation will pay such amounts and will take such other action as may be necessary from time to time so that all shares of Common Stock which shall be issued upon the exercise of the Conversion Rights of the Series A Preferred Stock or Series B Preferred Stock will, upon issuance and without cost to the recipient, be free from all preemptive rights, taxes, liens and charges with respect to the issue thereof.
(h) Notice of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purposes of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A or Series B Preferred Stock, as applicable, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
(i) Certificate as to Adjustments. Whenever the Series A or Series B Conversion Price or the kind of securities issuable upon the conversion of Series A or Series B Preferred Stock, or both, shall be adjusted pursuant to Section 2(d) hereof, the corporation shall mail to each holder of Series A or Series B Preferred Stock, as applicable, by first class mail postage prepaid, promptly after each adjustment, a certificate signed by its President or a Vice President and by its Chief Financial Officer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the corporation made any determination hereunder), and the Series a or Series B Conversion Price and the kind of securities issuable upon the conversion of Series A or Series B Preferred Stock after giving effect to such adjustment.
(j) Certain Taxes. The corporation shall pay any issue or transfer taxes payable in connection with the conversion, in accordance herewith, of any shares of Series A or Series B Preferred Stock, as applicable, provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series A or Series B Preferred Stock.
(k) Closing of Books. The corporation shall at no time close its transfer books against the transfer of any Series A or Series B Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A or Series B Preferred Stock, in any manner which interferes with the timely conversion or transfer of such Series A or Series B Preferred Stock.
Section 2A. Special Mandatory Conversion.
(a) In the event that any Qualified Holder that has been given notice by the corporation of the Qualified Holder’s right to participate as a lender pursuant to the Line of Credit Facility does not commit to lend pursuant to the Line of Credit Facility at least 75% of such Qualified Holder’s Pro Rata Amount under the Line of Credit Facility within the time period specified by the corporation, and as a result such Qualified Holder is designated as a “Converted Stockholder” pursuant to the Line of Credit Facility (any such stockholder being hereinafter referred to as a “Converted Stockholder”), then each share of Series A Preferred Stock and/or Series B Preferred Stock held by such Converted Stockholder as of the close of business on the day specified by the corporation as the last day on which a Qualified Holder must notify the corporation of its intention to participate in the Line of Credit Facility in the minimum amount specified above (the “Special Mandatory Conversion Date”) shall automatically, and without any further action on the part of such holder, be converted into 0.125 shares of Common Stock (subject to adjustment, as applicable, for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like occurring with respect to the Common Stock, Series A Preferred Stock or Series B Preferred Stock after the Effective Time). Upon such conversion (a “Special Mandatory Conversion”), any shares of Series A Preferred Stock and/or Series B Preferred Stock so converted shall be cancelled and not subject to reissuance.
(b) Upon a Special Mandatory Conversion, all shares of Series A Preferred Stock and/or Series B Preferred Stock held by each Converted Stockholder shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the corporation or the transfer agent for the Series A Preferred Stock and Series B Preferred Stock; provided, however, that the corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of Series A Preferred Stock or Series B Preferred Stock being converted are either delivered to the corporation or the transfer agent of the Series A Preferred Stock and Series B Preferred Stock, or the holder notifies the corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith and, if the corporation so elects, provides an appropriate indemnity bond. Upon a Special Mandatory Conversion, each Converted Stockholder shall surrender the certificate or certificates representing such holder’s shares of Series A Preferred Stock and/or Series B Preferred Stock at the office of the corporation or of the transfer agent for the Series A Preferred Stock and Series B Preferred Stock. Thereupon, there shall be issued and delivered to such Converted Stockholder, or to the nominee or nominees of such holder, promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of whole shares of Common Stock (rounded down to the nearest whole share) into which the shares of Series A Preferred Stock and/or Series B Preferred Stock surrendered were convertible on the Special Mandatory Conversion Date. No certificates or scrip representing fractional share interests in Common Stock will be issued, and no such fractional interest will entitle the holder thereof to vote, or any rights of a stockholder of the Corporation. In lieu of any fractional shares of Common Stock to which a Converted Stockholder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair value (as determined by the Board of Directors of the corporation) of one whole share of Common Stock.
(c) All rights with respect to the Series A Preferred Stock and/or Series B Preferred Stock converted pursuant to this Section 2A, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock and/or Series B Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon declared on or prior to the Special Mandatory Conversion Date.
(d) For purposes of this Section 2A, the following definitions shall apply:
          “Affiliate” means with respect to any Qualified Holder, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such Qualified Holder.
               “Pro Rata Amount” means with respect to each Qualified Holder, the full allocation dollar amount specified for such Qualified Holder in Attachment A (Allocation Schedule), as amended, to the corporation’s letter to preferred stockholders dated August 18, 2005, relating to the Line of Credit Facility. For purposes of determining each Qualified Holder’s Pro Rata Amount, and for purposes of determining the amount to which such Qualified Holder committed to lend to the corporation pursuant to the Line of Credit Facility, the Pro Rata Amount(s) of any Affiliate(s) of such Qualified Holder shall be aggregated with the Qualified Holder’s Pro Rata Amount, and all loan amounts committed to by all Affiliates of such Qualified Holder shall be aggregated with the loan amount committed to by such Qualified Holder (provided that no Pro Rata Amount or loan commitment amount shall be attributed to more than one entity or person within any such group of affiliated entities or persons).
               “Qualified Holder” means any holder of Series A Preferred Stock or Series B Preferred Stock to whom the corporation offered the opportunity to participate in the Line of Credit Facility as a lender thereunder (or any transferee of a Qualified Holder to the extent such transferee holds of record or beneficially any shares of Series A Preferred Stock or Series B Preferred Stock acquired from such Qualified Holder that were held by the Qualified Holder at the time the Qualified Holder was given notice by the corporation of the Qualified Holder’s right to participate as a lender pursuant to the Line of Credit Facility).
               “Line of Credit Facility” means the corporation’s line of credit facility, the terms of which are set forth in that certain Line of Credit Agreement, dated August 30, 2005, between the corporation and the lenders named therein, as amended and restated by that certain Amended and Restated Line of Credit Agreement, dated September 8, 2005, between the corporation and the lenders named therein.
Section 3. Voting Rights.
     Except as otherwise provided herein or required by law or by the provisions establishing any other series of Preferred Stock, the holders of Series A and Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting and shall vote, together with the holders of Common Stock, as one class upon any matter submitted to the stockholders for a vote. Holders of Series A and Series B Preferred Stock shall have that number of votes per share of Series A and Series B Preferred Stock as is equal to the number of shares of Common Stock into which each share of Series A and Series B Preferred Stock held by such holder could then be converted in the manner set forth in this Amended and Restated Certificate of Incorporation on the date for determination of stockholders entitled to vote at the meeting.
Section 4. Dividends.
(a) The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Series A Preferred Stock and the Common Stock, at the rate of $0.2822 per share of Series B Preferred Stock per annum (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like occurring with respect to the Series B Preferred Stock after the Effective Time), payable when and if declared by the Board of Directors of the corporation. Such dividend shall not be cumulative.
(b) If, upon the declaration or payment of any dividends pursuant to Section 4(a) hereof, the assets and funds to be distributed among the holders of the Series B Preferred Stock would be insufficient to permit the payment to such holders of the full aforesaid dividend amounts, then the entire assets and funds of the corporation legally available for such dividend distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential dividend amount each such holder is otherwise entitled to receive under Section 4(a) hereof.
(c) Subject to the requirements of any covenant in Section 6 hereof, after payment of any dividends pursuant to Section 4(a) hereof, any additional dividends shall be distributed among all holders of Common Stock and all holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of each such series of Preferred Stock were converted to Common Stock at the then effective Conversion Rate for such series of Preferred Stock.
Section 5. Redemption.
(a) On the fifth (5th ) anniversary of the first issuance of any shares of Series B Preferred Stock (the “Series B Redemption Date”), at the election and written request, at least thirty (30) days but not more than sixty (60) days prior to the Series B Redemption Date, of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, the corporation shall call for redemption in accordance with Section 5(d) hereof and shall redeem on the Series B Redemption Date and on the dates four hundred and fifty-five (455) days and eight hundred and twenty (820) days after the Series B Redemption Date (such dates subsequent to the Series B Redemption Date being referred to as the “Subsequent Series A Redemption Dates”), for the Series A Redemption Amount (as hereinafter defined), from each such requesting holder of Series A Preferred Stock such number of shares of Series A Preferred Stock as shall be equal to one-third of all shares of Series A Preferred Stock held by such holder on the Series B Redemption Date. For the purposes of this Section 5, the term “Series A Redemption Amount” means, for each share of Series A Preferred Stock to be redeemed, the sum of (1) $2.00 per share of Series A Preferred Stock (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like occurring with respect to Series A Preferred Stock after the Effective Time) plus (2) an amount equal to any Series A Preferred Stock dividends declared but unpaid thereon at the time of such redemption. Notwithstanding the foregoing, no share of Series A Preferred Stock shall be redeemed under the provisions of this Section 5(a) if there are shares of Series B Preferred Stock outstanding at such time which are to be redeemed pursuant to Section 5(b), unless all of such shares of Series B Preferred Stock are first redeemed or funds required to satisfy the Series B Redemption Amount (as hereinafter defined) have been set apart by the corporation for such payment.
(b) At the election and written request, at least thirty (30) days but not more than sixty (60) days prior to the Series B Redemption Date, of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, the corporation shall call for redemption in accordance with Section 5(d) hereof, and shall redeem on the Series B Redemption Date, for a purchase price per share of Series B Preferred Stock equal to the greater of (1) $3.5276 (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like with respect to the Series B Preferred Stock occurring after the Effective Time) plus any declared but unpaid dividends thereon and (2) one hundred and ten percent (110%) of the fair market value of a share of Series B Preferred Stock (as determined in Section 5(c) hereof) (the “Series B Redemption Amount”), from each such requesting holder of Series B Preferred Stock all of its shares of Series B Preferred Stock. Redemption of shares of Series B Preferred Stock in accordance with this Section 5 shall be in preference to any redemption rights held by all other classes of stock, including, without limitation, the Series A Preferred Stock.
(c) The fair market value of any share of Series B Preferred Stock shall mean, as of the date of determination, the fair value of each such share determined in good faith by the Board of Directors of this corporation and the holders of the shares of Series B Preferred Stock who have requested redemption (decisions of the holders of Series B Preferred Stock shall be taken by such holders holding at least sixty percent (60%) of the shares of Series B Preferred Stock requested to be redeemed). If the Board of Directors of the corporation and such holders for any reason do not reach an agreement on such fair market value by the Series B Redemption Date, such fair market value shall be determined by an independent appraiser (the “Sole Appraiser”) selected by the Board of Directors of the corporation and such holders within ten (10) days of the Series B Redemption Date and such appraiser shall determine such fair market value within twenty (20) days of such appointment. The determination of the Sole Appraiser shall be final and binding on all parties concerned. If the corporation and such holders are for any reason unable to reach an agreement as to the identity of the Sole Appraiser within such ten (10) day period, then each of the corporation and such holders shall have an additional ten (10) days to separately appoint an independent appraiser. Each of the corporation and such holders will cause its respective appraiser to determine, independently, such fair market value within twenty (20) days of the expiration of such additional ten (10) day period. If the lesser of the two (2) appraised values determined as aforesaid (the “Low Value”) is equal to or greater than ninety percent (90%) of the value of the greater of the two (2) appraised values (the “High Value”), then the fair market value will be deemed to be equal to the average of the Low Value and the High Value and such deemed fair market value shall be final and binding on all parties concerned. If the low Value is less than ninety percent (90%) of the High Value, then the two (2) appraisers will themselves appoint an independent third appraiser within ten (10) days after the two (2) appraisals have been rendered. Such third appraiser will have twenty (20) days from the date of his appointment in which to determine the fair market value and shall not be bound to accept either of the High Value or Low Value. Such determination shall be final and binding on all parties concerned. The fair market value shall net be discounted by the corporation or any appraiser on account of such shares representing a minority interest. The costs and expenses of the Sole Appraiser shall be borne by the corporation. The costs and expenses of the appraiser nominated by each of the corporation and the holders of shares of Series B Preferred Stock shall be borne by the person nominating such appraiser and the costs and expenses of the third appraiser shall be shared equally between the corporation and such holders.
(d) Calls for redemption shall be made by the corporation by notice sent by first class mail, postage prepaid, to each holder of record of Series A or Series B Preferred Stock, as applicable, requesting redemption pursuant to this Section 5 not less than ten (10) days prior to the Series B Redemption Date and the Subsequent Series A Redemption Dates, at such holder’s address as it appears on the books of the corporation. Such notice shall set forth (i) the place of redemption, and (ii) the Series A or Series B Redemption Amount, as applicable, and the aggregate Series A or Series B Redemption Amount, as applicable, to be paid with respect to all the shares to be redeemed. The corporation shall be obligated to redeem shares of Series A and Series B Preferred Stock in accordance with Section 5(a) and 5(b) hereof whether or not any notice of redemption is given by the corporation as required herein. If before the close of business on the Series B Redemption Date any holder of record of Series A or Series B Preferred Stock shall have surrendered any shares of Series A or Series B Preferred Stock, as applicable, for conversion pursuant to Section 2 hereof, the corporation shall credit against the number of shares of Series A or Series B Preferred Stock otherwise required to be redeemed from such holder, and shall not redeem, the number of shares of Series A or Series B Preferred Stock which had been converted by such holder on or before the Series B Redemption Date and which had not previously been credited against any redemption.
(e) If, on or before the Series B Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of Series A or Series B Preferred Stock to be redeemed pursuant to Section 5(a) or Section 5(b) hereof with irrevocable instructions and authority to the bank or trust company to pay the Series A Redemption Amount or Series B Redemption Amount, as applicable, for such shares to their respective holders on or after the Series B Redemption Date, upon receipt of notification from the corporation that such holder has surrendered his, her or its share certificate representing the shares to be redeemed, then, notwithstanding that any certificates for such shares of Series A or Series B Preferred Stock to be redeemed shall not have been surrendered for cancellation, the shares represented thereby which are being redeemed shall no longer be deemed outstanding from and after the Series B Redemption Date, and all rights of holders of such shares shall forthwith, after the Series B Redemption Date, cease and terminate, excepting only the right to receive the full redemption funds therefore to which they are entitled, but without interest. Any interest accrued on funds so deposited shall be paid to the corporation at the time unclaimed amounts are returned to it. In case the holders of Series A or Series B Preferred Stock to be redeemed pursuant to Section 5(a) or 5(b) hereof shall not, within five (5) years after the Series B Redemption Date, claim the amounts so deposited with respect to the redemption hereof, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise, subsequent to the date of such deposit, of the right of conversion of any shares, or otherwise, shall be returned to the corporation forthwith. If, on or before any Subsequent Series A Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of Series A Preferred Stock to be redeemed pursuant to Section 5(a) hereof with irrevocable instructions and authority to the bank or trust company to pay the Series A Redemption Amount for such shares to their respective holders on or after such Subsequent Series A Redemption Date, upon receipt of notification from the corporation that such holder has surrendered his, her or its share certificate representing the shares to be redeemed, then, notwithstanding that any certificates for such shares of Series A Preferred Stock to be redeemed shall not have been surrendered for cancellation, the shares represented thereby which are being redeemed shall no longer be deemed outstanding from and after such Subsequent Series A Redemption Date, and all rights of holders of such shares shall forthwith, after such Subsequent Series A Redemption Date, cease and terminate, excepting only the right to receive the full redemption funds therefore to which they are entitled, but without interest. Any interest accrued on funds so deposited shall be paid to the corporation at the time unclaimed amounts are returned to it. In case the holders of Series A Preferred Stock to be redeemed pursuant to Section 5(a) hereof shall not, within five (5) years after such Subsequent Series A Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the corporation for the payment thereof.
(f) If the corporation for any reason fails to redeem any shares of Series A or Series B Preferred Stock in accordance with Section 5(a) or 5(b) hereof on the Series B Redemption Date, then the corporation may not incur any indebtedness for money borrowed (unless the proceeds of such incurrence of indebtedness are used to pay overdue redemptions) or borrow or reborrow any amounts under any lines of credit which it may then have outstanding (unless the proceeds thereof are used to pay overdue redemptions), without the prior written consent of the holders who have requested redemption holding as among themselves not less than sixty percent (60%) of the then outstanding shares of Series B Preferred Stock (if all of the shares of Series B Preferred Stock of such holders have not been redeemed) and the holders who have requested redemption holding as among themselves not less than sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (if all of the shares of Series A Preferred Stock of such holders have not been redeemed); provided, however, that the corporation may incur indebtedness for money borrowed or borrow or reborrow any amounts under any outstanding lines of credit without the aforesaid approval if (i) the proceeds of such borrowing are intended to be, and are in fact, used to pay obligations of the corporation arising in the ordinary course of business as they become due and payable or otherwise maintain the operations of the corporation at the then current level and not to expand the operations of the corporation in any respect, whether through expansion or enhancement of, or additions to, the corporation’s then current product line, facilities, equipment, other capital assets or workforce, or otherwise, (ii) the corporation provides prior written notice of such borrowing to all holders of Series A or Series B Preferred Stock, as applicable, which notice shall include a statement of the intended use of the proceeds of such borrowing and (iii) promptly upon request therefor, the corporation shall provide to any holder of Series A or Series B Preferred Stock requesting redemption pursuant to this Section 5 a certificate signed by the President and the Chief Financial Officer of the corporation certifying as to the allocation and use of the proceeds of such borrowing. If the corporation for any reason fails to redeem any shares of Series A Preferred Stock in accordance with Section 5(a) hereof on any Subsequent Series A Redemption Date, then the corporation may not incur any indebtedness for money borrowed (unless the proceeds of such incurrence of indebtedness are used to pay overdue redemptions) or borrow or reborrow any amounts under any lines of credit which it may then have outstanding (unless the proceeds thereof are used to pay overdue redemptions), without the prior written consent of the holders who have requested redemption holding as among themselves not less than sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (if all of the shares of Series A Preferred Stock of such holders have not been redeemed); provided, however, that the corporation may incur indebtedness for money borrowed or borrow or reborrow any amounts under any outstanding lines of credit without the aforesaid approval if (i) the proceeds of such borrowing are intended to be, and are in fact, used to pay obligations of the corporation arising in the ordinary course of business as they become due and payable or otherwise maintain the operations of the corporation at the then current level and not to expand the operations of the corporation in any respect, whether through expansion or enhancement of, or additions to, the corporation’s then current product line, facilities, equipment, other capital assets or workforce, or otherwise, (ii) the corporation provides prior written notice of such borrowing to all holders of Series A Preferred Stock, which notice shall include a statement of the intended use of the proceeds of such borrowing and (iii) promptly upon request therefor, the corporation shall provide to any holder of Series A Preferred Stock requesting redemption pursuant to Section 5(a) a certificate signed by the President and the Chief Financial Officer of the corporation certifying as to the allocation and use of the proceeds of such borrowing.
(g) If the funds of the corporation legally available for redemption of shares of the corporation’s capital stock on the Series B Redemption Date are insufficient to redeem the total number of shares of Series A and Series B Preferred Stock required to be redeemed on such Redemption Date, those funds which are legally available will be used to first redeem the maximum number of whole shares of Series B Preferred Stock that can be redeemed with such funds, ratably from among all holders of Series B Preferred Stock requesting redemption pursuant to Section 5(b) on the basis of the full aggregate Series B Redemption Amount then payable by the corporation to each such holder on such Redemption Date. Thereafter, the corporation shall redeem shares of Series B Preferred Stock required to be but not so redeemed ratably from the holders thereof as funds legally available therefor become available. After all such shares of Series B Preferred Stock have been redeemed, then the maximum number of whole shares of any Series A Preferred Stock required to be redeemed on the Series B Redemption Date and on the Subsequent Series A Redemption Dates that can be redeemed with the funds of the corporation legally available for redemption shall be redeemed ratably from among all holders of Series A Preferred Stock requesting redemption pursuant to Section 5(a) on the basis of the full aggregate Series A Redemption Amount then payable by the corporation to each such holder on such Redemption Date. Thereafter, the corporation shall redeem shares of Series A Preferred Stock required to be but not so redeemed ratably from the holders thereof as funds legally available therefor become available. Such shares of Series A and Series B Preferred Stock not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein.
Section 6. Covenants.
(a) As long as any of the Series A Preferred Stock shall be issued and outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the shares of Series A Preferred Stock then outstanding:
     (i) create any new class or series of shares, other than Series B Preferred Stock, having preferences over, or being on parity with, any outstanding shares of Series A Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation having any preference or priority as to dividends or assets superior to, or on a par with, any such preference or priority of any outstanding shares of the Series A Preferred Stock, other than shares of Series B Preferred Stock;

     (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of the corporation’s equity securities; provided, however, that this restriction shall not apply to the redemption of shares of Series B Preferred Stock in accordance with their terms or the repurchase of shares of Common Stock or any other equity securities of the corporation ranking junior to the Series A Preferred Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or services;
     (iii) declare or pay any dividend with respect to the Common Stock or any other equity securities of the corporation ranking junior to the Series A Preferred Stock;
     (iv) reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or assets superior to, or on a par with, any such preference or priority of the Series A Preferred Stock; or
     (v) effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all the assets of the corporation, any liquidation, dissolution or winding up of the corporation, or any consolidation or merger of the corporation with or into any other entity (other than a merger or consolidation in which the corporation is the surviving entity or a merger with a wholly-owned subsidiary); provided, however, that such approval shall be required only if the proceeds (whether to the corporation or its stockholders) from any of such transactions are distributed or distributable other than as provided in Section 1.
(b) As long as any of the Series B Preferred Stock shall be issued and outstanding, the corporation shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding:
     (i) alter, amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock;
     (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of any series of Preferred Stock;
     (iii) create, by reclassification or other means, any new class or series of shares or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation having any preference or priority over, as to voting, conversion, redemption, dividends or assets, whether in liquidation or otherwise, superior to, or on a par with, any such preference or priority of any outstanding shares of the Series B Preferred Stock;
     (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of the corporation’s equity securities; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or services;
     (v) effect any sale, lease, assignment, transfer or other conveyance of all or substantially all the assets of the corporation, any liquidation, dissolution or winding up of the corporation, or any consolidation or merger of the corporation with or into any other entity (other than a merger with a wholly-owned subsidiary) or any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, or which results in the holders of outstanding voting power of the corporation immediately prior to such transaction holding less than a majority of the voting power of the corporation immediately thereafter;
     (vi) amend or waive any provision of the corporation’s Certificate of Incorporation or Bylaws relative to the rights, powers or privileges of the Series B Preferred Stock;
     (viii) increase or decrease the authorized size of the corporation’s Board of Directors;
     (ix) institute or settle any action, suit, claim or proceeding before any court, governmental body or arbitrator with respect to any matter that is or would be material to the assets, business, operations, conditions or prospects, financial or otherwise, of the corporation;
     (x) increase in any manner, including through the adoption of any new stock option or incentive plans, the number of shares of Common Stock available for issuance under the corporation’s existing stock option plan and/or any such new stock option or incentive plans, above fifteen percent (15%) of the corporation’s then issued and outstanding shares of Common Stock in the aggregate, calculated on a fully-diluted as-converted and exercised basis (for the purpose of making such calculation on a fully-diluted as-converted and exercised basis, all unissued options under such plans shall be deemed to have been issued. In addition, all options authorized under such plans shall be included in calculating such percentage); or
     (xi) declare or pay any dividend or make any distributions on any shares of Common Stock or Preferred Stock.
(c) Notwithstanding any other provision of the corporation’s Certificate of Incorporation or the corporation’s Bylaws to the contrary, notice of any action specified in Section 6(a) hereof shall be given by the corporation to each holder of shares of Series A Preferred Stock, and notice of any action specified in Section 6(b) hereof shall be given by the corporation to each holder of shares of Series B Preferred Stock, by first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the corporation, at least thirty (30) days before the date on which the books of the corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least thirty (30) days before the date when such proposed action is scheduled to take place. Any holder of outstanding shares of Series A and Series B Preferred Stock may waive any notice required by this Section 6(c) by a written document indicating such waiver.
Section 7. No Reissuance of Series A and Series B Preferred Stock

     No share or shares of Series A and Series B Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.
Section 8. Priority with Respect to Certain Rights
(a) The Series B Preferred Stock shall, with respect to dividend rights, redemption rights and rights on liquidation, winding-up and dissolution of the corporation, rank senior to (1) all shares of Common Stock, (2) all shares of Series A Preferred Stock, and (3) all classes and series of capital stock of the corporation, whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series B Preferred Stock as to dividend rights, redemption rights, and rights on liquidation, winding-up and dissolution of the corporation.
(b) The Series A Preferred Stock shall, with respect to redemption rights and rights on liquidation, winding-up and dissolution of the corporation, rank senior to (1) all shares of Common Stock, and (2) all classes and series of capital stock of the corporation whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series A Preferred Stock as to redemption rights, and rights on liquidation, winding-up and dissolution of the corporation.